EXHIBIT D-9


                            UNITED STATES OF AMERICA
                                   BEFORE THE
                      FEDERAL ENERGY REGULATORY COMMISSION

INTERSTATE POWER COMPANY                          )
AND IES UTILITIES INC.                            )   DOCKET NO. EC-00-
                                                                       -----




                                 APPLICATION OF
                            INTERSTATE POWER COMPANY
                                       AND
                               IES UTILITIES INC.
                    FOR AUTHORIZATION AND APPROVAL OF MERGER




                                          Floyd L. Norton, IV
                                          Michael C. Griffen
                                          Morgan, Lewis & Bockius LLP
                                          1800 M Street, N.W.
                                          Washington, D.C. 20036
                                          202-467-7000


                                          Kent M. Ragsdale
                                          Managing Attorney
                                          Alliant Energy Corporate Services Inc.
                                          200 First Street S.E.
                                          P. 0. Box 351
                                          Cedar Rapids, Iowa 52406

March 31, 2000

                            UNITED STATES OF AMERICA
                                   BEFORE THE
                      FEDERAL ENERGY REGULATORY COMMISSION


INTERSTATE POWER COMPANY                          )
AND IES UTILITIES INC.                            )    DOCKET NO. EC-00-
                                                                        -----


     I.   Introduction                                                    p. 1

     II.  Section 33.2 Filing Requirements                                p. 2

               Requirement
               -----------

     33.2(a)   Names and addresses of principal                           p. 2
               business offices

     33.2(b)   Names and addresses of persons                             p. 3
               authorized to receive notices and
               communications

     33.2(c)   Designation of territories served,                         p. 3
               by counties; and states

     33.2(d)   Description of jurisdictional                              p. 3
               facilities

     33.2(e)   Description of form of transaction and consideration       p. 3

     33.2(f)   Statement of facilities to be merged                       p. 4

     33.2(g)   Statement of costs of merged facilities                    p. 4

     33.2(h)   Statement is to effect of transaction                      p. 4
               upon existing energy contracts

     33.2(i)   Statement is to other regulatory filing requirements       p. 5

     33.2(j)   Facts relied upon to show that the                         p. 6
               merger will be consistent with the
               public interest

     33.2(k)   Statement of franchises                                    p. 11

     33.2(l)   Form of Federal Register Notice                            p. 11

     III. Section 33.3 Required Exhibits                                  p. 12

     IV.  Conclusion and Request for Authorization                        p. 12

          Exhibit             Contents
          -------             --------

             A Copies of Corporate Resolutions of IES Utilities Inc. and Interstate Power Company Authorizing Merger

             B                Statement of Measure of Control or Ownership

             C                Balance Sheets and Supporting Plant Schedules

             D                Statement of Contingent Liabilities

             E                Income Statements

             F                Analysis of Retained Earnings

             G                Copies of Other Applications Filed by
                              Applicants

             H                Agreement and Plan of Merger

             I                Maps - Jurisdictional Facilities

        Appendices            Contents
        ----------            --------

             A                Territories Served

             B                Cost of Merged Facilities

             C                Franchises

             D                Form of Federal Register Notice
                                      ----------------

                            UNITED STATES OF AMERICA
                                   BEFORE THE
                      FEDERAL ENERGY REGULATORY COMMISSION

INTERSTATE POWER COMPANY                          )
AND IES UTILITIES INC.                            )    DOCKET NO. EC-00-
                                                                        -----

                                 APPLICATION OF
                            INTERSTATE POWER COMPANY
                                       AND
                               IES UTILITIES INC.
                    FOR AUTHORIZATION AND APPROVAL OF MERGER

     COME NOW Interstate Power Company ("IPC"), a Delaware corporation, and IES Utilities Inc. ("IES"), an Iowa corporation, and hereby make application to the Federal Energy Regulatory Commission ("Commission"), pursuant to Part 33 of the Commission's Rules and Regulations, 18 C.F.R. Part 33, for an order authorizing said Applicants, pursuant to Section 203 of the Federal Power Act ("FPA"), 16 U.S.C. " 824b, to merge all of the jurisdictional facilities of IPC and IES, and for such other and additional authorizations and approvals as may be necessary and incidental in connection with such transfer and merger. Applicants further request that the Commission grant its authorization and approval for the merger, before December 1, 2000, without the necessity of hearing in order to allow for the benefits thereof to commence as soon as possible.

     IPC and IES are both operating as public utilities and are both wholly owned subsidiaries of Alliant Energy Corporation ("Alliant Energy"), a registered public utility holding company. Both utilities provide retail natural gas services and electrical services on a retail and wholesale basis. Alliant Energy was formed on April 21, 1998, as a result of the merger between WPL Holdings, Inc., IES Industries Inc., and IPC. Alliant Energy is a registered


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


public utility holding company and is regulated by the Securities and Exchange Commission ("SEC") under the Public Utility Holding Company Act of 1935, as amended.

     Under the terms of the Agreement and Plan of Merger entered into between the Applicants as of March 15, 2000, IPC will merge into IES. The surviving corporation will be renamed as Interstate Power and Light Company ("IP&L") upon the consummation of the merger, at which time all of the shares of common stock of IPC, wholly owned by Alliant Energy, will be cancelled and shares of common stock of IP&L will be issued.

     In this submittal the Applicants have set forth the specific information required by Section 33.2 and exhibits required by Section 33.3 of the Commission's Rules and Regulations. Portions of the information and exhibits are incorporated into this filing in the form of appendices, The filing has been arranged in a format corresponding to that contained in Part 33.

                        SECTION 33.2 FILING REQUIREMENTS


33.2(A)   NAMES AND ADDRESSES OF PRINCIPAL BUSINESS OFFICES
          -------------------------------------------------

          Interstate Power Company
          1000 main Street
          P.O. Box 759
          Dubuque, Iowa 52004

          IES Utilities Inc.
          200 First Street, S.E.
          P.O. Box 351
          Cedar Rapids, Iowa 52406


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


33.2(B)   NAMES AND ADDRESSES OF PERSONS AUTHORIZED TO RECEIVE
          NOTICES AND COMMUNICATIONS
          --------------------------

          Kent M. Ragsdale
          Managing Attorney
          Alliant Energy Corporate Services Inc.
          200 First Street S.E.
          P. 0. Box 351
          Cedar Rapids, Iowa 52406

          Gene Reuter
          Special Projects Analyst
          Alliant Energy Corporate Services Inc.
          200 First Street S.E.
          P. 0. Box 351
          Cedar Rapids, Iowa 52406

33.2(C)   DESIGNATION OF TERRITORIES SERVED, BY COUNTIES AND STATES
          ---------------------------------------------------------

          A complete listing of all territories served is attached as Appendix
A.

33.2(D)   DESCRIPTION OF JURISDICTIONAL FACILITIES
          ----------------------------------------

          IPC owns and operates approximately 851.5 miles of electric transmission circuits at 115 kv levels and above, and owns and operates generating facilities with capacity of 1,315 megawatts (including long-term purchases.

     IES owns and operates approximately 1,267.3 miles of electric transmission circuits at 115 kv levels and above and owns and operates generating facilities with capacity of 1,925 megawatts.

33.2(E)   DESCRIPTION OF FORM OF TRANSACTION AND CONSIDERATION
          ----------------------------------------------------

     The instant transaction for which Commission authorization is requested is the merger of two public utility companies. In accordance with the terms and conditions of the Agreement and Plan of Merger entered into between the Applicants as of March 15, 2000, IPC will merge into IES. In conjunction with the merger, all of IES's and IPC's outstanding common stock, which is all currently owned by the Applicants, holding company, Alliant Energy, will be


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cancelled. The surviving corporation, IP&L will issue common stock to Alliant
Energy to replace the common stock of IES and IPC. Inasmuch as both merging Applicants are wholly owned subsidiaries of Alliant Energy, no consideration will pass in connection with the transaction.

          The Agreement and Plan of Merger is included herein at Exhibit H.

33.2(F)   STATEMENT OF FACILITIES TO BE MERGED
          ------------------------------------

          All of IPC's and IES's generating, transmission, distribution and other facilities and assets, tangible and intangible, will by operation of law be combined in the merger process. The general use of all such facilities will remain unchanged after the merger, i.e., they will continue to be used in the provision of electric and gas service at retail and electric service at wholesale. The merger will include all of the operating facilities of the parties to the transaction.

33-2(G)   STATEMENT OF COSTS OF MERGED-FACILITIES
          ---------------------------------------

          The original cost of the jurisdictional facilities involved in the merger, as of December 31, 1999, is shown in the attached Appendix B to this Application.

33.2(H)   STATEMENT AS TO EFFECT OF TRANSACTION UPON EXISTING ENERGY CONTRACTS
          --------------------------------------------------------------------

     Under the merits of the Agreement and Plan of Merger, the surviving corporation will assume all contractual obligations of IPC; accordingly, it is not anticipated that the merger will have any effect on any contract for the purchase, sale or interchange of electric energy.


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


33.2(I)   STATEMENT AS TO OTHER REGULATORY FLING REQUIREMENTS
          ---------------------------------------------------

     Both Applicants are subject to the jurisdictional authority of the Iowa Utilities Board (IUB). Iowa Code 476.77 requires any utility subject to IUB jurisdiction, prior to merger, to file a proposal for reorganization with sufficient evidence to establish that such action would not be contrary to the interests of the utilities' ratepayers and the public interest.

     IPC is subject to the jurisdictional authority of the Minnesota Public Utilities Commission (MPUC). Minn. Stat. Sects. 216B.50 and 216B.10 require any utility subject to MPUC jurisdiction, prior to merger, to file a proposal for reorganization with sufficient evidence to establish that such action would not be contrary to the interests of the utilities' ratepayers and the public interest.

     IPC is subject to the jurisdictional authority of the Illinois Commerce Commission (ICC). Sections 7-102, 7-204, and 7-204A of the Illinois Public Utilities Act require any utility subject to ICC jurisdiction, prior to merger, to file a proposal for reorganization with sufficient evidence to establish that such action would not be contrary to the interests of the utilities' ratepayers and the public interest. Applicants have included their filings with the ICC and the MPUC as Exhibit G herein.

     Applicants will file with the Securities and Exchange Commission (a) an application for approval of the merger; (b) a proxy statement with respect to the meeting of IPC's and IES' preferredstockholders; and (c) any reports as may be required under the securities laws and regulation. IES will file a proposed amendment to its Nuclear Regulatory Commission license to reflect the new name


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


of the surviving corporation.. Applicants may determine that additional consents or authorizations should be requested from other regulatory agencies.

33.2(J) FACTS RELIED UPON TO SHOW THAT THE MERGER WILL BE CONSISTENT WITH THE PUBLIC INTEREST
          ---------------

     Section 203(a) of the FPA conditions the Commission's approval of a proposed merger upon a prior finding that such an undertaking "will be consistent with the public interest." 16 U.S.C. 824(b). A public interest finding requires only a showing of compatibility and not necessarily one of a positive benefit to the public. Iowa Public Service Co., 60 F.E.R.C. 61,048, at
                                -----------------------
p. 61,178 (1992).

A. THE TRANSACTION MEETS THE REQUIREMENTS OF THE COMMISSION'S MERGER POLICY STATEMENT.

          The Commission's Merger Policy Statement (Order No. 592)1 sets forth the Commission's criteria and considerations for evaluating merger applications under Section 203. Specifically, the Commission examines three factors in analyzing whether a proposed transaction is consistent with the public interest: the effect on competition, the effects on rates, and the effect on regulation. Consideration of these factors, to the extent those factors guide the Commission's consideration of an intra-company divestiture proposal, further demonstrates that the transaction is consistent with the public interest.


----------
1  Inquiry Concerning the Commission's Merger Policy Under the Federal Power
Act: Policy Statement, Order No. 592, 61 Fed. Reg. 68,595 (December 30, 1996), FERC Stats. & Regs. P. 31,044 (1996), order on reconsideration, Order No. 592-A,
                                      ------------------------
79 FERC P. 61,321 (1997) (Merger Policy Statement). The Merger Policy Statement adopted the DOJ Merger Guidelines, U.S. Department of Justice and Federal Trade Commission, Horizontal Merger Guidelines, 57 Fed. Reg. 41,552 (September 10,
1992)(Merger Guidelines), as the framework for evaluating the competitive effect of proposed mergers.


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


     1.   THE TRANSACTION WILL HAVE NO DIRECT EFFECT ON COMPETITION.

     Any competitive effects of this transaction have already been examined by the Commission in the context of the Alliant Energy merger, in which the Commission approved the merger of WPL Holdings, Inc., IES Industries, Inc., and IPC. IES Utilities, Inc., et al., 81 FERC P. 61,187 (1997) (the "Alliant Merger
     --------------------------
Order"). In the Alliant Merger Order, the Commission found that the commitments to which the merger applicants agreed in a competition stipulation filed in support of the merger, together with the Presiding Judge's recommended additional competition condition, adequately mitigated any potential adverse competitive concerns associated with the Alliant Energy merger. The merger of IPC and IES does not raise any issues different that those raised in the Alliant merger proceeding. Because the Commission found that the Alliant merger did not raise any unmitigated competitive concerns, the Commission should find here that the merger of IPC and IES, each of which has committed to abide by the conditions of the competition stipulation approved in the Alliant merger proceeding, similarly does not raise any competitive concerns. The Commission should find that the merger of IPC and IES will have no negative effect on competition.

     In addition, Alliant Energy, as part of its merger approval process, filed, in Commission Docket No. ER96-2560-000, a system coordination and operating agreement to, among other things, govern on a single-system basis the coordinated operations and joint planning of Applicants' electric transmission facilities. In order to implement the Coordination Agreement, Alliant Energy formed a subsidiary service company, Alliant Energy Corporate Services, Inc. ("Services") to act as an agent for the Alliant Energy operating companies and to, among other things, operate their transmission facilities as a single


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


integrated system pursuant to Alliant Energy's open access transmission tariffs ("OATT").

     The Commission has authorized mergers which are analogous in form and fact to that propose herein. The merger in IES Industries Inc. et. al, Docket No.
                                      --------------------------
EC93-14-000 as authorized by Commission Order issued December 3, 1993. In that proceeding, the merging parties were both public utilities doing business almost exclusively in Iowa and were operating companies of the same holding company. IPC and IES are comparable to the merging utilities in IES Industries Inc. et.
                                                       -----------------------
al. In Duke Energy Corporation and Nantahala Power and Light Company, 83 FERC P.
--     -------------------------------------------------------------
62,181 (1998), the Commission approved the merger of Duke Energy Corporation with its wholly-owned subsidiary, Nantahala Power and Light Company, a situation similar to the circumstances here involving affiliated companies whose merger will not have any competitive effect. Given such clear comparisons and precedents, there is no basis for finding an adverse competitive effect in this docket.

     In summary, Applicants contend that the merger will have no significant adverse effects on market power and competitiveness, particularly in light of the existing affiliate relationship between the Applicants, the Commission's broad authority to address an demonstrated adverse competitive impact, and the Commission's decisions on in similar factual circumstances. Further, to the extent necessary, IPC and IES request a waiver from the requirement to submit a "competitive screen analysis."


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


     2. THE TRANSACTION WILL HAVE EITHER MINIMAL OR NO DIRECT EFFECT ON JURISDICTIONAL RATES.

This transaction will not have an impact on the wholesale bundled electric rates charged by IPC and IES. The four year rate freeze commitment as well as the other rate payer protection mechanisms offered by Alliant Energy in its merger approval process remain in effect.2 The merger will result in a substantial reduction in operating costs which will in turn lower the price levels of all customers. The approximate $2.7 million of net present valued cost savings realized in the first ten years of post-merger operations will benefit customers in all jurisdictions and result in a more competitive company.

     Included in this Application as Exhibit G is the Applicants' filing with the ICC for authorization for the proposed reorganization. The ICC filing contains the direct testimony and exhibits of Mr. Daniel A. Doyle, Vice President - Chief Accounting & Financial Planning Officer, which sets out in specific detail the benefits and the expected impact of the merger on costs, prices, and other areas of operation, including customer service. The merger will allow the two utilities to consolidate inventories and implement uniform business practices in their Iowa service territories.

     The estimated cost of obtaining all regulatory approvals, shareholder consents, and statutory filings necessary to complete the merger is approximately $100,000. The benefits described are in addition to those which resulted from the earlier merger of the two holding companies; the present


----------
2  IES Utilities, et al., 81 FERC P. 61,187, Opinion No. 419 (1997). Alliant
   ---------------------
Energy offered intervenors a number of ratepayer protection mechanisms including a four-year rate freeze for wholesale customers, an offer for wholesale customers to buy or lease WPL generation, and a hold harmless provision to ensure that merger-related costs are not imposed on existing customers in addition to their offer to reduce intervenors' contract terms or terminate the contracts in their entirety.

analysis is a comparison between a merged utility and the two utilities on a stand-alone basis.

     In summary, the proposed merger would result in net benefits in excess of $2.7 million on a net present value basis over the first ten years of merged operations. The benefits will inure to the customers of the Applicants in the form of lower prices through the regulatory process.

     3.   THERE IS NO ADVERSE EFFECT ON REGULATION.

          In Order No. 592, the Commission addressed two aspects of the effect on regulation. First, in situation involving the creation of registered public utility holding companies, the Commission required section 203 applicants to choose between two options,: (1) commit to abide by the Commission's policies with respect to intra-system transaction within any newly-formed holding company structure, or (2) go to hearing on the issue of the effect of the proposed registered holding company structure on effective regulation by the Commission. The Commission stated that, with respect to the effect of a merger on state regulatory authority, where a State has authority to act on a merger, the Commission ordinarily will not set this issue for a trial-type hearing. However, if the State lacked this authority and raised concerns about the effect on regulation the Commission may set the issue for hearing. In this case, IP&L remains a part of a regulated holding company and the Commission's jurisdiction is unaffected. Alliant Energy agrees to abide by the Commission's policy on an intra-system transactions. Further, the IUB, ICC and the MPUC will have full authority to regulate IP&L and to regulate markets and distribution facilities, after the transaction.

     IPC and IES are public utilities providing electric and natural gas services to retail customers in the States of Iowa, Illinois and Minnesota. The IUB, ICC and MPUC are required by statute to consider, in their review of the Applicants' merger proposal, whether the reorganization meets the public interest. Iowa Code Section 476.77(3); Minn. Stat. Sects. 216B.50 and 216B.10 and Sections 7-102, 7-204, and 7-204A of the Illinois Public Utilities Act. Inherent in these statutory requirements is an affirmative showing that the effectiveness of the IUB to regulate will not be impaired. In similar fashion there is no indication that the ability of the commission to regulate will be adversely affected by the merger. The Commission's regulatory oversight will shift from a review of the wholesale transactions of both Applicants to that of only the surviving utility.

B.   CONCLUSION

     In summary, Applicants submit that the merger proposed herein will be compatible and consistent with the public interest.

33.2(K)   STATEMENT OF FRANCHISES
          -----------------------

          A complete listing of all franchises held by the applicants, including dates of expiration, is attached as Appendix C. All of the franchises are located within the State of Iowa.

33.2(L)   FORM OF FEDERAL REGISTER NOTICE
          -------------------------------

          A form of notice suitable for publication in the Federal Register, and briefly summarizing the facts contained in this Application, is attached as Appendix D.

                         SECTION 33.3 REQUIRED EXHIBITS

In compliance with section 33.3 of the Commission's Rules and Regulations, the Applicants have attached required Exhibits A through I. In accordance with Applicants interpretation of both Section 33.3 and 33.6, a certified copy of each specified exhibit has been attached to the original Application and one uncertified copy of eachspecified exhibit has been attached to each of the additional copies required to be submitted to the Commission pursuant to said regulations.

                    CONCLUSION IND REQUEST FOR AUTHORIZATION

     Applicants submit that they have provided herein all information required pursuant to Part 33 of the Commission's Rules and Regulations and that such information, along with the factual and legal analysis and arguments contained in this Application, warrant a finding by the Commission that the proposed merger of IPC and IES would be consistent with the public interest as required by Section 203(a) of the Federal Power Act.

     Applicants therefore respectfully request that the Commission issue an order, without the necessity of hearing, authorizing the Applicants to merge, and for such additional authorizations and approvals as may be necessary and incidental in connection with such undertaking.

                                        Respectfully submitted,

                                        By
                                          -----------------------------
                                        Kent M. Ragsdale
                                        Managing Attorney
                                        Alliant Energy Corporate Services Inc.
                                        200 First Street S.E.
                                        P. 0. Box 351
                                        Cedar Rapids, Iowa 52406

                                        Floyd L. Norton, IV
                                        Michael C. Griffen
                                        Morgan, Lewis & Bockius LLP
                                        1800 M Street, N.W.
                                        Washington, D.C. 20036
                                        202-467-7000
March 31, 2000


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